Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-8 and related Prospectus of BayCoast Bank 401(k) Plan of our report dated June 8, 2026, relating to the consolidated financial statements of Narragansett Financial Corporation as of December 31, 2025 and 2024 and for the years then ended.

Wolf & Company, P.C.

Boston, Massachusetts

November 2, 2026